Exhibit 99.1

HighPeak Energy, Inc. Announces Financial and Operational Updates,

an Increase to its Borrowing Base and its Addition to the Russell 2000® and Russell 3000® Indexes

Fort Worth, Texas, June 24, 2021 (GLOBE NEWSWIRE) - HighPeak Energy, Inc. (“HighPeak” or the “Company”) (NASDAQ: HPK) today announced (i) certain financial and operational updates, (ii) that its bank group, led by Fifth Third Bank, N.A., (“Fifth Third Bank”) has increased the Company’s borrowing base and aggregate elected commitments to $125 million, and (iii) the Company expects to be added to the Russell 2000® and Russell 3000® indexes effective at market open on Monday, June 28, 2021.

Highlights

●

Entered into 10-year agreements to electrify and power the Company’s Flat Top area including a 13-megawatt direct current solar photovoltaic facility located on 80 acres of HighPeak’s owned surface land

o	Projected to reduce CO2 by over 100,000 metric tons over the life of the contract
●	Began using recycled produced water for completion operations
●	Production for the first half of June increased to over 10,000 barrels of oil equivalent per day (Boe/d)
●	Plan to add a second rig to the 2021 development drilling program
●	Increased the Revolving Credit Facility to $125 million
●	Added to the Russell 2000® and Russell 3000® indexes

Financial and Operational Update

The Company increased its oil hedge position in May 2021 by hedging 2,500 barrels of oil per day (“BO/d”) at a NYMEX WTI swap price of $62.41 per barrel for the period of July 2021 through June 2022. Previously, the Company hedged 2,500 BO/d at a NYMEX swap price of $61.40 per barrel for the period of May 2021 through April 2022.

The Company’s production averaged over 10,000 Boe/d during the first half of June 2021 compared with the first quarter 2021 average of 5,290 Boe/d, an increase of approximately 89%.

With the completion of the first phase of its water infrastructure system, HighPeak is now utilizing recycling produced water for stimulation in its completion operations. The use of recycled produced water decreases the need for both fresh water and salt water disposal, reducing the Company’s capital costs, operating costs and the Company’s environmental footprint.

The Company expects to increase its capital program to two rigs beginning later this month. The addition of the second rig will accelerate the development of the Company’s acreage. HighPeak expects to update its guidance in its 2021 second quarter earnings release.

Michael Hollis, HighPeak’s President, said, “Based on the continued success of our development drilling program, we expect production to continue to increase throughout the year. We are also focused on keeping all-in costs to drill, complete, equip, and set surface facilities at or near our current levels of slightly over $500 per lateral foot, which translates to great returns on our capital investments.”

HighPeak has entered into a contract with Priority Power Management, LLC (“Priority Power”) whereby Priority Power will develop an electric high-voltage (“EHV”) substation, medium voltage distribution systems and a 13-megawatt direct current solar photovoltaic facility located on approximately 80 acres of land owned by HighPeak north of Big Spring, Texas in Howard County to provide for the Company’s electrical power needs in its Flat Top operating area including powering drilling rigs and day-to-day operations. The EHV substation will be interconnected with the ERCOT transmission grid via the local electric utility, have an initial capacity of up to 50 megavolt amperes (“MVA”) and be designed for future expansion capability. The solar generation facility will be interconnected with HighPeak’s medium voltage distribution system that is energized from the new EHV substation, behind the utility meter.

Priority Power will develop, finance, engineer, construct, operate, and maintain the project facilities. Over the life of the contract, approximately 263 million kilowatt-hours of clean and reliable solar energy will be delivered to HighPeak, resulting in an estimated reduction of over 100,000 metric tons of CO2 emissions according to the Environmental Protection Agency.

Jack Hightower, HighPeak’s Chairman & CEO, said, “In less than a year since consummating our business combination, we’ve proven our commitment to our ESG goals by dramatically reducing our operational truck traffic, flaring, and overall carbon footprint and we are not stopping there. We have more efforts underway in 2021 and beyond, and this project with Priority Power will be a milestone for us in how we approach sustainability over the next decade.”

Increase Revolving Credit Facility Borrowing Base to $125 Million

The Company and its lenders under the senior secured revolving credit facility have completed a borrowing base redetermination and increased the Company’s borrowing base and aggregate elected commitments to $125 million representing a significant increase from our initial commitment of $20 million.  To facilitate the increased borrowing base and aggregate elected commitments, the credit facility was amended to add four (4) new banks including Bank of America, N.A., BOKF, NA dba Bank of Texas, Citizens Bank N.A. and UMB Bank n.a.

Mr. Hightower continued, “We appreciate the support received from Fifth Third Bank and the banks joining our credit facility. We recognize their support is a result of the of the substantial increase in the value of our proved developed reserves, the success of our development drilling program and the quality of our asset base.”

Addition to the Russell 2000® and Russell 3000® Index

Based on the preliminary list of additions posted June 4, 2021, HighPeak expects to be added to the Russell 2000® and Russell 3000® indexes. The reconstitution of the Russell indexes will be effective after the market opens on Monday, June 28, 2021. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies.

Mr. Hightower continued, “We are very pleased to be added to the Russell 2000 ® and the Russell 3000 ® indexes. As a widely used benchmark, our addition to the indexes is a key milestone for HighPeak and recognizes the value of our asset base and will promote more visibility of our shares to the investment community.”

About HighPeak Energy, Inc.

HighPeak Energy, Inc. is a publicly traded independent oil and natural gas company, headquartered in Fort Worth, Texas, focused on the acquisition, development, exploration and exploitation of unconventional oil and natural gas reserves in the Midland Basin in West Texas. For more information, please visit our website at www.highpeakenergy.com.

About Priority Power Management, LLC

Priority Power is an independent energy solutions provider focused on energy infrastructure, energy transition program management, market intelligence operations, and energy structuring. Priority Power serves over 6,700 clients, totaling $2.7 billion in energy spend and 94 TWh of electricity managed across 31 states, including one-third of Texas’ Top 100 independent oil and gas producers and leading midstream and long-haul pipeline companies. Priority Power seeks to prioritize energy efficiency and leverage its engineering, procurement, construction, and market expertise to aid in decarbonization of the industrial economy. Additionally, through three separate Network Operations and Real Time Operations Centers, Priority Power operates and maintains several hundred privately-owned HV/MV transmission, substation, and distribution assets on behalf of its customer base. For more information on Priority Power, please visit www.prioritypower.com.

About FTSE Russell

FTSE Russell is a global index leader that provides innovative benchmarking, analytics and data solutions for investors worldwide. FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 70 countries, covering 98% of the investable market globally.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $17.9 trillion is currently benchmarked to FTSE Russell indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products and index-based derivatives.

A core set of universal principles guides FTSE Russell index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on applying the highest industry standards in index design and governance and embraces the IOSCO Principles. FTSE Russell is also focused on index innovation and customer partnerships as it seeks to enhance the breadth, depth and reach of its offering.

FTSE Russell is wholly owned by London Stock Exchange Group. For more information, visit www.ftserussell.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release contains forward-looking statements that involve risks and uncertainties. When used in this document, the words "believes," "plans," "expects," "anticipates," "forecasts," "intends," "continue," "may," "will," "could," "should," "future," "potential," "estimate" or the negative of such terms and similar expressions as they relate to HighPeak Energy, Inc. ("HighPeak Energy," the "Company" or the “Successor”) are intended to identify forward-looking statements, which are generally not historical in nature. The forward-looking statements are based on the Company's current expectations, assumptions, estimates and projections about the Company and the industry in which the Company operates. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond the Company's control.

These risks and uncertainties include, among other things, volatility of commodity prices, product supply and demand, the impact of a widespread outbreak of an illness, such as the coronavirus disease 2019 (“COVID-19”) pandemic, on global and U.S. economic activity, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, litigation, the costs and results of drilling and operations, availability of equipment, services, resources and personnel required to perform the Company's drilling and operating activities, access to and availability of transportation, processing, fractionation, refining and storage facilities, HighPeak Energy's ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to any credit facility and derivative contracts entered into by HighPeak Energy, if any, and purchasers of HighPeak Energy's oil, natural gas liquid and natural gas production, uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future, the assumptions underlying forecasts, including forecasts of production, expenses, cash flow from sales of oil and gas and tax rates, quality of technical data, environmental and weather risks, including the possible impacts of climate change, cybersecurity risks and acts of war or terrorism. These and other risks are described in the Company's Annual Report on Form 10-K filed with the SEC on March 15, 2021 (the “Annual Report”) and other filings with the SEC. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse effect on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. See "Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations," "Part I, Item 3. Quantitative and Qualitative Disclosures About Market Risk" and "Part II, Item 1A. Risk Factors" in our Quarterly Report on Form 10-Q for the period ended March 31, 2021, "Risk Factors,” “Business and Properties,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk” in the Company’s Annual Report,  for a description of various factors that could materially affect the ability of HighPeak Energy to achieve the anticipated results described in the forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no duty to publicly update these statements except as required by law.

Investor Contact:

Ryan Hightower

Vice President, Business Development

817.850.9204

rhightower@highpeakenergy.com

Source: HighPeak Energy, Inc.